OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                                 HANDY & HARMAN
                                       AT
                                $35.25 PER SHARE
                                       BY
                              HN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                 WHX CORPORATION

--------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2, 1998,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS OF HANDY & HARMAN (THE "COMPANY") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND RECOMMENDS THAT HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE ITEM 4 OF THE SCHEDULE 14D-9 MAILED TO SHAREHOLDERS SIMULTANEOUSLY WITH THIS OFFER TO PURCHASE.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY THE PARENT, THE PURCHASER, OR THE PARENT'S OTHER WHOLLY OWNED SUBSIDIARIES, WOULD REPRESENT AT LEAST A
MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE INTRODUCTION AND SECTION 14.


                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.
         Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.
         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
March 6, 1998

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

INTRODUCTION.................................................................1
    1.   Terms of the Offer; Expiration Date.................................3
    2.   Acceptance for Payment and Payment for Shares.......................4
    3.   Procedures for Tendering Shares.....................................5
    4.   Withdrawal Rights...................................................8
    5.   Certain Federal Income Tax Consequences.............................9
    6.   Price Range of Shares; Dividends...................................10
    7.   Effect of the Offer on the Market for the Shares,
         Stock Exchange Listing and Exchange Act Registration...............10
    8.   Certain Information Concerning the Company.........................11
    9.   Certain Information Concerning the Purchaser and the Parent........14
    10.  Source and Amount of Funds.........................................17
    11.  Background of the Offer; Contacts with the Company.................18
    12.  Purpose of the Offer; Merger Agreement; Plans for the Company......19
    13.  Dividends and Distributions........................................26
    14.  Conditions of the Offer............................................27
    15.  Certain Legal Matters and Regulatory Approvals.....................28
    16.  Fees and Expenses..................................................29
    17.  Miscellaneous......................................................30

Schedule I -- Information Concerning the Directors
    and Executive Officers of the Parent and the Purchaser..................32
Schedule II -- Transactions in the Securities of the Company................36

To the Holders of Common Stock of Handy & Harman:

                                  INTRODUCTION

         HN Acquisition Corp. (the "Purchaser") hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares), of Handy & Harman, a New York corporation, including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 26, 1989, as amended on April 25, 1996, October 22, 1996 and March 1, 1998 (as so amended, the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agent"), at a price of $35.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a New York corporation and a wholly owned subsidiary of WHX Corporation, a Delaware corporation (the "Parent"). Unless the context otherwise requires, all references to Shares include the associated Rights and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Based on publicly available information, the Purchaser believes that one Right is currently associated with each Share.

         Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes upon the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager"), Harris Trust Company of New York, as depositary (the "Depositary"), and Innisfree M&A Incorporated, as information agent (the "Information Agent"), incurred in connection with the Offer.
See Section 16.

         The purpose of the Offer and the Merger (as defined herein) is for the Parent to acquire control of, and the entire equity interest in, the Company. For a discussion of certain appraisal rights that will be available to shareholders upon consummation of the Merger, see Section 12.

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. The Company has informed the Purchaser and the Parent that the reasons underlying such determinations are as described in Item 4 of the Schedule 14D-9 mailed to shareholders simultaneously with this Offer to Purchase (the "Schedule 14D-9"). Goldman Sachs & Co., the Company's financial advisor ("Goldman Sachs"), has delivered to the Company its opinion (the "Goldman Fairness Opinion") that as of March 1, 1998, the consideration to be received by the shareholders (excluding WHX and its subsidiaries) pursuant to the Offer and the Merger was fair from a financial point of view to such shareholders. A copy of the Goldman Fairness Opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as an exhibit to the Schedule 14D-9.

         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then owned by the Parent, the Purchaser, and other wholly owned subsidiaries of the Parent, would represent at least a majority of all outstanding shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). See Sections 1 and 14.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 1, 1998 (the "Merger Agreement"), by and among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (the "Surviving Corporation") as a wholly owned subsidiary of the Parent. Pursuant to the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock, owned by the Parent or any subsidiary of the Parent, or Shares held by shareholders exercising appraisal rights under New York law) will be converted into a right to receive $35.25 in cash, without interest (the "Merger Consideration"). See Section 12.

         The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including the adoption of the Merger Agreement by the requisite vote or consent of the shareholders. Under the New York Business Corporation Law (the "NYBCL"), the shareholder vote necessary to adopt the Merger Agreement (the "Company Shareholder Vote") is the affirmative vote of at least two-thirds of the Shares, including Shares held by the Purchaser and its affiliates. See Section 12.

         The Rights Agreement has been amended to provide that (i) neither the Parent nor any of its affiliates or associates will be deemed an Acquiring Person, and (ii) neither a Distribution Date, a Triggering Event, nor a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) will occur, in either case, by reason of the execution of the Merger Agreement, the announcement or completion of the Offer, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement. Shareholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 3.

         The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Form 8-A relating to the Rights, the text of the Rights Agreement, filed as an exhibit thereto with the Securities and Exchange Commission (the "SEC") and subsequent amendments to the Form 8-A and the Rights Agreement as filed with the SEC. Copies of these documents may be obtained in the manner set forth in Section 8 below.

         INFORMATION APPEARING OR INCORPORATED HEREIN IN RESPECT OF THE COMPANY, THE COMPANY BOARD AND THE GOLDMAN FAIRNESS OPINION HAS BEEN FURNISHED TO THE PURCHASER AND THE PARENT BY THE COMPANY. WHILE THE PURCHASER AND THE PARENT HAVE NO REASON, AS OF THE DATE OF THIS OFFER TO PURCHASE, TO BELIEVE THAT SUCH INFORMATION IS INCORRECT IN ANY MATERIAL RESPECT, NONE OF THE PURCHASER, THE PARENT, THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING ASSUMES ANY LIABILITY THEREFOR.

         THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

         THIS OFFER TO  PURCHASE,  THE LETTER OF  TRANSMITTAL  AND THE  SCHEDULE
14D-9  CONTAIN   IMPORTANT   INFORMATION  WHICH  SHOULD  BE  READ  CAREFULLY  BY
SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                            -----------------------

         1.  TERMS OF THE OFFER; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 2, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

         Pursuant to the Merger Agreement the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, if on the initial Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Parent has agreed to cause the Purchaser to extend the expiration date of the Offer from time to time up to May 1, 1998. The Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, the Purchaser may in its sole discretion extend the Offer for a period not to exceed 10 business days after the initial Expiration Date. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

         In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares (other than with respect to insignificant changes or amendments).

         Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred,
(i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

         If by 12:00 midnight, New York City time, on Thursday, April 2, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders,
(ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) to extend the Offer subject to the right of shareholders to withdraw Shares until the Expiration Date, or (iv) to amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw Shares in accordance with the procedures set forth in Section 4.

         The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the expiration, termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided above), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. The SEC has taken the position that an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. Accordingly, if prior to the Expiration Date, the Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

         As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing the Shares and do not trade separately. Accordingly, by tendering a certificate representing the Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

         The Company has provided to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. The Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment for Shares, see Section 14.

         In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and
(iii) any other documents required by the Letter of Transmittal. See Section 3.

         The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest be paid on the Offer Price by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

         If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

         If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to the Parent or one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer; provided, that any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3.    PROCEDURES FOR TENDERING SHARES.

         Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration

Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

                  (i)  the tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

                  (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York State Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

         Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE), OR AN AGENTS MESSAGE IN THE CASE OF A BOOK-ENTRY TRANSFER, IS RECEIVED BY THE DEPOSITARY.

         Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

         Distribution Of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. See Introduction. Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

         Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser in its reasonable discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. In such event the Purchaser will, if required, extend the Offer in accordance with the applicable regulations of the SEC. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

         The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Parent, the Purchaser, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

         Appointment As Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the fullest extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

         The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         4.       WITHDRAWAL RIGHTS.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, May 5, 1998.

         If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its reasonable discretion, which determination will be final and binding. None of the Parent, the Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

         5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and will likely be a taxable transaction under applicable state, local, foreign and other tax laws as well. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss will be computed separately for each block of Shares (i.e., Shares acquired at the same time and price) tendered and purchased pursuant to the Offer.

         If Shares are held by a shareholder as a capital asset, gain or loss recognized by the shareholder will be capital gain or loss. Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon the sale or exchange of a capital asset that has been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual from the sale or exchange of a capital asset that has been held for more than 12 months but not for more than 18 months will continue to be subject to tax at a rate not to exceed 28%, and net capital gain recognized from the sale or exchange of a capital asset that has been held for 12 months or less will continue to be subject to tax at ordinary tax rates. In addition, net capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Ordinary income recognized by an individual (including dividends and short-term capital gains recognized by individuals) is subject to Federal income tax at a maximum rate of 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

         Withholding. Unless a shareholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such shareholder may be subject to "backup" withholding of 31% with respect to any payments received in the Offer. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding U.S. withholding taxes in general. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO

DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES) OF THE OFFER AND THE MERGER.

         6.       PRICE RANGE OF SHARES; DIVIDENDS.

         According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company Form 10-K") and other publicly-available information, the Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE and the amount of cash dividends paid per Share, as reported in the Company Form 10-K for periods in 1995 and 1996 and as reported by published financial sources with respect to periods in 1997 and 1998:


                                                                                              CASH
                                                          HIGH                LOW           DIVIDENDS
                                                          ----                ---           ---------

YEAR ENDED DECEMBER 31, 1996:

   First Quarter..................................       $17 5/8            $15 3/8             $.06
   Second Quarter.................................        18 3/4             16                  .06
   Third Quarter..................................        18 1/8             16 1/4              .06
   Fourth Quarter.................................        19 1/4             15 7/8              .06

YEAR ENDED DECEMBER 31, 1997:

   First Quarter..................................       $17 3/8            $15                 $.06
   Second Quarter.................................        17 3/4             13 5/8              .06
   Third Quarter..................................          23               16 15/16            .06
   Fourth Quarter.................................         35                21 7/8              .06

YEAR ENDING DECEMBER 31, 1998:

  First Quarter (through March 5, 1998)...........      $37 11/16           $30 1/4

         On February 27, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Composite Tape was $36-7/16 per Share. On March 5, 1998, the last trading day prior to the commencement date of the Offer, the reported closing sales price of the Shares on the NYSE Composite Tape was $34-15/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

         The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things: (i) the number of record holders of 100 or more Shares should fall below 1,200; (ii) the number of publicly held Shares (exclusive of holdings of the Parent and the Purchaser and any other subsidiaries or affiliates of the Parent and of officers or directors of the Company or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000.

         According to information supplied by the Company, there are approximately 2,606 holders of record of Shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market and prices for the Shares could be adversely affected.

         If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly-traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

         The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to stock exchange listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for purpose loans made by brokers.

         The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of the Shares pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NASDAQ reporting. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

         8.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither the Parent, the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent, Purchaser or the Dealer Manager.

         The Company is a New York corporation whose principal executive offices are located at 250 Park Avenue, New York, New York 10177. The Company was incorporated in the State of New York in 1905 as the successor to a partnership which commenced business in 1867. Unless the context indicates otherwise, the term the "Company" also refers to its consolidated subsidiaries.

         The Company is a diversified manufacturer providing engineered products, system components and precious metal fabrication for industries worldwide. The Company's business segments are (i) manufacturing and selling of non-precious metal wire, cable and tubing products, primarily stainless steel and specialty alloys; (ii) manufacturing and selling precious metal products and precision electroplated materials and stamped parts; and (iii) manufacturing and selling other specialty products supplied to natural gas, electric and water utility companies.

         Financial Information on the Company. Set forth below is a summary of certain consolidated financial information with respect to the Company for its fiscal years ended December 31, 1996, 1995 and 1994. Other than as set forth in the paragraph below, the information concerning the Company contained herein has been taken from or been based upon publicly available documents presented in the Company Form 10-K, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company Form 10-Q") and other documents filed by the Company with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial condition) and other documents filed by the Company with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, as well as all the financial information and related notes contained therein. The Company Form 10-K, the Company Form 10-Q and such other documents may be examined and copies may be obtained from the offices of the SEC or the NYSE in the manner set forth below.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 Year Ended                            Nine Months Ended
                                                                December 31,                             September 30,
                                                 ----------------------------------           ------------------------------
                                                     1996           1995           1994             1997               1996
                                                     ----           ----           ----             ----
INCOME STATEMENT DATA:                                                                                    (unaudited)
Sales.........................................      $407,107      $427,188       $408,968           $336,018           $310,036
Income from continuing operations, net of
    income taxes and before extraordinary
    item, excluding net LIFO gains............        14,513         7,509          6,743             11,996             11,588
Net LIFO gains................................        19,260            --             --              2,706              2,913
Loss from extraordinary item..................        (2,889)           --             --                 --                 --
Income (loss) from discontinued operations....       (14,515)       11,131          9,768                 --             (9,654)
Net income....................................        16,369        18,640         16,511             14,702              4,847
INCOME PER COMMON SHARE
INFORMATION:
    Continuing operations net of income
      taxes and before extraordinary
      item, excluding net LIFO gains..........          1.05           .53            .48               1.00                .83
    Net LIFO gains............................          1.40            --             --                .23                .21
    Loss from extraordinary item..............          (.21)           --             --                 --                 --
    Income (loss) from discontinued operations         (1.05)          .79            .70                 --               (.69)
    Net income................................         $1.19         $1.32          $1.18              $1.23               $.35


                                                               At December 31,                       At September 30, 1997
                                                      -----------------------------                ------------------------
                                                          1996               1995                        (unaudited)
                                                          ----               ----

BALANCE SHEET DATA:
Total current assets..........................         $138,674            $163,101                          $162,198
Total current liabilities.....................           76,838             113,621                            91,856
Total assets..................................          316,464             341,049                           397,582
Total liabilities.............................          220,858             220,655                           290,947
Total shareholders' equity....................          $95,606            $120,394                          $106,635

         On February 11, 1998, the Company filed a press release disclosing certain financial information related to the fiscal year ended December 31, 1997 and the fourth quarter of such fiscal year. The reported results are summarized as follows:

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Twelve Months
                                                            Ended                           Quarter Ended
                                                        December 31,                         December 31,
                                                 ----------------------             ------------------------------
                                                     1997           1996                1997               1996
                                                     ----           ----                ----               ----
Sales.........................................      $451,110      $407,107            $115,092            $97,071
Income from continuing operations, net of
   income taxes before extraordinary item,
   excluding net LIFO gains...................        17,193        14,513               5,197              2,925
Net LIFO gains................................         3,717        19,260               1,011             16,347
Loss from extraordinary item..................            --       (2,889)                  --            (2,889)
Income (loss) from discontinued
   operations.................................            --      (14,515)                  --            (4,861)
Net income....................................        20,910        16,369               6,208             11,522

INCOME PER COMMON SHARE
INFORMATION:
   Income per share of Common Stock...........
      Basic...................................         $1.75         $1.19                $.52               $.86
      Fully diluted...........................          1.74          1.18                 .51                .86

More comprehensive financial information will be included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is expected to be filed with the SEC not later than March 31, 1998. The reported results are subject to completion of an audit and year end adjustment.

         During the course of the discussions between the Parent and the Company that led to the execution of the Merger Agreement, the Company provided the Parent with certain information about the Company which was not publicly available. The Company indicated that during the year ending December 31, 1998 it expected revenues to increase by approximately 10% to 11%, gross profit margin to increase by approximately 1%, earnings before interest and taxes margin to increase by not more than 1%, and earnings before interest, taxes and depreciation margin to increase by not more than 1%. The Company indicated that such projections were prepared solely for internal use and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the AICPA Guide for Prospective Financial Statements. This information is included in this Offer to Purchase only because they were furnished to the Parent. The projections necessarily reflect numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. One cannot predict whether the assumptions made in preparing the forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that the Parent, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts and the Company has made no representation to the Parent or the Purchaser regarding the forecasts described above.

         The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with the

Company and other matters, is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         9.       CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

         The Purchaser. The Purchaser is a New York corporation which was organized in 1997. The principal offices of the Purchaser are located at 110 East 59th Street, New York, NY 10022. The Purchaser is a wholly owned subsidiary of the Parent. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not expected that the Purchaser will have any significant assets or liabilities or engage in activities other than the ownership of Shares and those activities incident to the transactions contemplated by the Offer.

         The Parent. The Parent is a Delaware corporation with its principal executive offices located at 110 East 59th Street, New York, NY 10022.

         The Parent, through its subsidiaries, is a vertically integrated manufacturer of predominantly value-added flat rolled steel products. The Parent sells a broad array of value-added products, including cold rolled steel, tin- and zinc-coated steels and fabricated steel products. The Parent's products are sold to the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries.

         Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Parent and its subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994, and for the nine months ended September 30, 1997, excerpted from financial statements presented in the Parent's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the period ended September 30, 1997, each as filed with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Parent with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    Year Ended                            Nine Months Ended
                                                                   December 31,                             September 30,
                                                 ----------------------------------------           ------------------------
                                                      1996              1995            1994             1997            1996
                                                      ----              ----            ----             ----            ----
INCOME STATEMENT DATA:                                                                                       (unaudited)
Net sales.....................................       $1,232,695        $1,364,614      $1,193,878         $386,717    $1,065,233
Income (loss) before taxes....................           (3,449)          100,075         110,725         (251,105)       50,438
Net (loss) income.............................              658            78,018          76,381         (163,218)       35,306
Dividend requirement for Preferred Stock......           22,313            22,875          13,177           15,505        16,922
Net income (loss) applicable to Common
    Stock.....................................          (21,655)           55,143          63,204         (178,723)       18,384
INCOME PER COMMON SHARE
INFORMATION:
    Income (loss) per share of Common Stock...
      Basic...................................             (.82)             2.07            2.19            (7.84)          .69
      Diluted.................................            $(.82)            $1.73           $1.89           $(7.84)         $.68


                                                                   At December 31,             At September 30, 1997
                                                           --------------------------        -----------------------
                                                                 1996            1995               (unaudited)
                                                                 ----            ----
BALANCE SHEET DATA:
Total current assets....................................        $  737,731        $797,649                 $875,022
Property, plant and equipment at cost, less                        755,412         793,319                  739,800
  accumulated depreciation and amortization.............
Total assets............................................         1,718,779       1,796,467                2,004,217
Total liabilities.......................................           998,571       1,021,674                1,492,569
Total shareholders' equity..............................          $714,437        $768,405                 $506,146


         On January 28, 1998, the Parent filed a press release disclosing certain financial information related to the fiscal year ended December 31, 1997 and the fourth quarter of such fiscal year. The reported results are summarized as follows:

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      Twelve Months Ended                Quarter Ended
                                                         December 31,                    December 31,
                                                 ------------------------        -----------------------
                                                        1997            1996           1997            1996
                                                        ----            ----           ----            ----
Net sales.....................................        $642,096         $1,232      $255,380          $167,463
Income (loss) before taxes and extraordinary
item..........................................        (267,341)        (3,449)      (16,237)          (53,887)
Net (loss) income.............................        (199,762)           658       (36,544)          (34,648)
Dividend requirement for Preferred Stock......          20,657         22,313         5,152             5,387
Net income (loss) applicable to Common
    Stock.....................................        (220,419)       (21,655)      (41,696)          (40,035)
INCOME PER COMMON SHARE
INFORMATION:
    Income (loss) per share of Common Stock...
      Basic...................................          $(8.83)         $(.83)       $(2.11)           $(1.60)
      Diluted.................................           (8.83)          (.83)        (2.11)            (1.60)

More comprehensive financial information will be included in the Parent's Annual Report on Form 10-K for the year ended December 31, 1997, which is expected to be filed with the SEC not later than March 31, 1998. The reported results are subject to completion of an audit and year end adjustment.

         The Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of the Parent's securities, any material interests of such persons in transactions with the Parent and other matters, is required to be disclosed in proxy statements distributed to the Parent's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8. The Parent's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Parent should also be available for inspection at the offices of the NYSE, as set forth in
Section 8.

         The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Parent and the Purchaser are set forth in Schedule I hereto.

         Ownership of Shares. The Parent, through its wholly owned subsidiary Wheeling Pittsburgh Capital Corp., currently beneficially owns an aggregate of 1,649,455 Shares, representing approximately 13.6% of the 12,132,288 Shares stated by the Company in the Merger Agreement to be outstanding at March 1, 1998, all of which Shares were acquired in the transactions described in
Schedule II to this Offer to Purchase. The aggregate purchase price of such Shares was approximately $48.4 million, which was obtained from the Parent's working capital funds.

         Except as set forth in Schedule II of this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

         Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, has had any transactions with the Company, or any of its executive officers, directors or affiliates, that would require reporting under the rules of the SEC.

         Civil Proceedings. On March 31, 1997, the Parent, through the Purchaser (formerly known as SB Acquisition Corp.), commenced a tender offer for shares of Dynamics Corporation of America, Inc. ("DCA"), a NYSE-listed company. On April 14, 1997, DCA commenced an action against the Parent in the United States District Court for the District of Connecticut, alleging, among other things, that the Parent's tender offer violated Section 14(d) of the Exchange Act and the rules thereunder (the "DCA Action"). The Parent denied all allegations and contested the action. On April 29, 1997, Judge Gerard L. Goettel of the United States District Court, District of Connecticut, issued an order granting a motion for a preliminary injunction filed by DCA against the Parent and the Purchaser. The District Court found that the disclosure contained in the Parent's tender offer materials to DCA shareholders was improper because (i) it stated that under certain circumstances the Parent "may be required" to comply with Section 912(b) of the NYBCL and a provision in DCA's charter, instead of disclosing that the Parent

"will be required" to do so; and (ii) it failed to disclose the Parent's future plans in the event that it was prohibited from merging with DCA for five years. The Court (i) directed the Parent and the Purchaser to make "further and complete disclosures" pertaining to those subjects described above, and (ii) specified that such tender offer be extended for an additional twenty days. This order was promptly complied with in all respects by the Parent and the Purchaser. The DCA Action was later discontinued by stipulation between the parties.

         On April 8, 1997, the SEC entered an Order Directing Private Investigation concerning possible violations of Sections 14(d) and 14(e) of the Exchange Act and Rules 14d-10(a)(1) and 14e-1(b) thereunder in connection with the Parent's tender offer for DCA. The Parent fully cooperated with this investigation. In December 1997, the Staff of the Division of Enforcement of the SEC (the "SEC Enforcement Staff") has advised the Parent's counsel that the SEC has authorized the initiation of administrative proceedings seeking a cease and desist order pertaining to alleged violations of Section 14(d)(4) of the Exchange Act and Rule 14d-10(a)(1) based on the Parent's inclusion of a "record holder condition" in the DCA tender offer. This condition was removed by the Parent shortly after the tender offer began and after the SEC had granted authority to the Enforcement Staff to seek injunctive relief. At that time, the SEC Enforcement Staff also advised the Parent's counsel that the SEC has authorized the initiation of administrative proceedings seeking a cease and desist order and disgorgement of profits, pertaining to alleged violations of
Section 14(d)(4) of the Exchange Act and Rules 14d-6(d) and 14d-4(c) in connection with the Parent's closing of the DCA tender offer on June 13, 1997. The SEC Enforcement Staff has asserted that the Parent's decision to close the DCA tender offer and purchase approximately 10% of DCA's outstanding shares was a material change in the conditions of such offer, including its "poison pill condition" and "interfering transaction condition," each of which was effected without adequate notice to DCA shareholders. According to the SEC Enforcement Staff, the tender offer's conditions precluded the Parent from closing as long as (i) DCA's "poison pill" remained in place, even if the Parent acquired shares insufficient to trigger the "poison pill"; and (ii) DCA's merger agreement with another company, CTS Corporation, remained in place. To date, no order commencing an administrative proceeding has been filed. The Parent believes that its tender offer complied in all respects with Sections 14(d) and 14(e) and the rules thereunder and that no violation of law occurred. The Parent believes that even if such proceeding is brought, and an adverse decision were to be rendered, there would be no material financial impact on the Parent.

         Except as set forth above, during the past five years neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of such laws.

         10.      SOURCE AND AMOUNT OF FUNDS.

         The Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay all related costs and expenses will be approximately $605 million. This includes approximately $150 million which may be required to prepay certain long-term indebtedness of the Company, but does not include approximately $45 million of debt to be assumed by the Parent. In addition, approximately $23.5 million will be required to cash out various stock options. In addition, the Purchaser has been informed that additional amounts may be needed to satisfy existing severance obligations and various other employee related commitments, either at the conclusion of the Offer or at the consummation of the Merger. The amount of such obligations will depend upon the continued satisfaction of the terms of their respective employment agreements. While the exact amount of severance obligations can not be determined at this time, it is expected that if required to be paid, such amounts will be approximately $18.3 million in the aggregate. The Purchaser plans to obtain all of such funds through capital contributions or advances made by the Parent.

         The Parent currently has on hand approximately $300 million of cash and marketable securities. The Parent contemplates obtaining the additional monies necessary to fund this Offer, the Merger and the refinancing of the Company's existing indebtedness, if necessary, through a private placement of senior notes (the "Notes"), initially to Donaldson, Lufkin & Jenrette Securities Corporation and Citicorp Securities, Inc. (collectively, the "Initial Purchasers"). It is expected that the purchase agreement will provide that the Initial Purchasers may resell the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") or outside the United States to foreign purchasers in reliance on Regulation S under the Securities

Act. Based upon the initial term sheet, the Parent anticipates to raise approximately $300 million through the issuance of Notes that are expect to be unsecured and non-callable for a period of 4 years, and have a term of 7 years. The Parent has not made any plans to finance or repay the Notes at this time. Additional terms regarding the structure, covenants and provisions of the Notes will be as negotiated by the Initial Purchasers and the Parent based on market conditions at the time of the placement and will be described in an amendment to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). There can be no assurance that the Parent will consummate the placement of the Notes. The Offer, however, is not conditioned upon the obtaining of such financing. The Parent expressly reserves its right to obtain financing for the transaction through alternative sources.

         11.      BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

BACKGROUND OF THE OFFER

         On the morning of December 15, 1997, the Parent sent a letter to the Chairman of the Company regarding a proposed business combination between the Company and the Parent.

         On December 16, 1997, the Parent announced an offer to purchase any and all Shares, at a price of $30 per Share in cash (the "Initial Tender Offer").

         On December 24, 1997, the Company issued a press release announcing that its Company Board voted unanimously to recommend that shareholders reject the Initial Tender Offer. On such date the Company also filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Company's recommendation with respect to the Parent's offer.

         On January 6, 1998, the Parent issued a press release announcing that it was not inclined to extend the January 16, 1998 expiration date of its Initial Tender Offer or to change the price. The Parent also disclosed that the pre-merger notification waiting period under the HSR Act (as defined below) had expired.

         On January 15, 1998, the Company issued a press release announcing that the Company Board continued to believe that the Initial Tender Offer was inadequate. The Company stated that it did not believe that the Initial Tender Offer adequately reflected the Company's growth prospects, operations, the value of its precious metals inventory, and its pension overfunding.

         At 12:00 midnight on January 16, 1998, the Initial Tender Offer expired. On January 20, 1998, the Parent announced that it had purchased 425,152 Shares (subsequently revised to 425,052 Shares and constituting approximately 3.5% of the then outstanding Shares) validly tendered and not withdrawn as of the expiration of the Initial Tender Offer.

         On January 23, 1998, the Company issued a press release announcing that it intended to pursue strategic alternatives to enhance shareholder value and that it had retained Goldman Sachs as its financial advisor.

         On January 26, 1998, the Parent purchased 638,403 Shares in open market transactions, thereby increasing its ownership position to approximately 13.7%.

         On January 27, 1998, the Parent's Chairman sent a letter to the Company's Chairman and indicated that the Parent remained interested in acquiring the Company in an amicable transaction. Such correspondence also announced that the Company had retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to assist it in negotiating such transaction and that it was ready, willing and able to meet with representatives of the Company to discuss an amicable transaction.

         In early February 1998, Goldman Sachs contacted DLJ to invite the Parent to participate in the discussions relating to a possible transaction with the Parent. At that time Goldman Sachs also requested that Parent first execute a confidentiality and standstill agreement. The Parent, through its financial advisor, indicated that it would not enter into an agreement with standstill provisions. Such provisions were ultimately removed and the Parent entered into a confidentiality agreement on February 28, 1998.

         On February 13, 1998, members of the Parent's senior management and its representatives met with members of the Company's senior management and its representatives. As a result of this meeting, the Parent indicated that, subject to a confirmatory due diligence investigation and the negotiation of a definitive Merger Agreement, the Parent was prepared to offer to acquire all of the Company's outstanding stock for a price ranging from $33 to $35 per Share. After additional discussions the Parent indicated that it may be prepared to make an offer at the high end of such range. The Parent was informed that the Company Board would be meeting in the near future and that the Company would respond after such meeting.

         During the weeks of February 16 and 23, 1998, DLJ and the Parent participated in preliminary financial due diligence conferences with Goldman Sachs in connection with a possible transaction.

         On February 24, 1998, the Parent received a draft of a proposed Merger Agreement from the Company's legal advisor. The Parent sent a revised Merger Agreement reflecting its comments to the Company's legal advisor on February 27, 1998, which indicated that the Parent was willing to pay $35 per share in cash for all of the Company's remaining outstanding Shares.

         In the evening of February 27, 1998, the Company indicated that it was willing to continue discussions with the Parent, based on the Parent's comments on the draft Merger Agreement. From February 28, 1998 to March 1, 1998, members of the Parent's senior management and its representatives conducted a due diligence review of the Company. On March 1, 1998, the Parent's representatives met with the Company's representatives and legal advisors to negotiate the terms of the Merger Agreement. During such negotiations, the Parent agreed to increase the offer price to $35.25 per share.

         In the evening of March 1, 1998, the Boards of Directors of each of the Parent and the Company met separately and approved the Offer, the Merger
Agreement and related matters. The Parent, the Purchaser and the Company executed and delivered the Merger Agreement in the late evening on March 1, 1998. On March 2, 1998, the Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. The Purchaser commenced the Offer on March 6, 1998.

                                    * * * * *

         Other than as set forth above, there have not been any contacts, negotiations or transactions between the Parent or the Purchaser, or their respective subsidiaries, or, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

         12.      PURPOSE OF THE OFFER; MERGER AGREEMENT; PLANS FOR THE COMPANY.

         The purpose of the Offer is for the Parent, through the Purchaser, to acquire control of, and the entire equity interest in, the Company.

MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained from the offices of the SEC, in the same manner as set forth in Section 8.

         The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares; PROVIDED, HOWEVER, that subject to applicable legal requirements, the Parent may cause the Purchaser to waive any condition to the Offer (other than the Minimum Condition), in the Parent's reasonable judgment, and the Offer may be extended to comply with applicable rules and regulations of the SEC. If on the initial scheduled Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Parent has agreed to cause the Purchaser to extend the Expiration Date of the Offer from time to time up to May 1, 1998. The Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, the Purchaser in its sole discretion may extend the Offer for a period not to exceed 10 business days after the initial Expiration Date. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price.

         The Merger. Subject to the terms and conditions of the Merger Agreement and in accordance with the NYBCL, at the Effective Time (as defined in the Merger Agreement) the Purchaser will merge with and into the Company. The Company will be the surviving corporation in the Merger, and will continue its corporate existence under New York law. The Purchaser's charter will be the Certificate of Incorporation of the Surviving Corporation, and the Purchaser's By-laws will be the By-Laws of the Surviving Corporation.

         As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, each issued and outstanding Share other than Shares owned by the Company, the Parent or any wholly owned subsidiary of the Parent, held by the Company as treasury stock or held by shareholders exercising appraisal rights under New York law (or Shares accepted for payment by the Purchaser pursuant to the Offer), will be converted into the right to receive $35.25 per Share in cash without interest. As of the Effective Time, all such Shares will no longer be outstanding, will automatically be cancelled and retired and will cease to exist and each holder of a certificate representing any Shares will cease to have any rights in respect thereto except the right to receive the Merger Consideration. Any Shares owned immediately prior to the Effective Time by the Company, the Parent or any of their wholly owned subsidiaries will be cancelled.

         Conditions to the Merger. The respective obligations of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, as required by applicable law, in order to consummate the Merger; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and shall be in effect at the Effective Time; (iii) there shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and (iv) the Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

         The Company's Board of Directors. The Merger Agreement provides that promptly after the purchase by the Parent of the Shares pursuant to the Offer, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Company Board multiplied by the percentage that the number of Shares beneficially owned by the Parent, the Purchaser or their affiliates bears to the total number of Shares then outstanding, except that, if the number of Shares purchased pursuant to the Offer equals or exceeds 50.01% of the outstanding Shares, the Company has agreed that the Parent's representatives will constitute at least a majority of the Company Board. The Company will, upon request of the Purchaser, use its best efforts promptly to either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Parent's designees to be elected to the Company Board. Until the Effective Time, the Company shall retain as members of the Company Board at least two directors who were directors of the Company on March 1, 1998. The Company's obligation to appoint the Purchaser's designees to the Company Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

         Following the election or appointment of Company's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of the Parent or the Purchaser or waiver of the Company's rights thereunder requires the concurrence of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement, which action shall be deemed to constitute action by the full Company Board, and if no such directors exists then the action may be effectuated by a majority of the entire Company Board. Annex A to the Schedule 14D-9 contains certain information about the persons expected to be designated by the Parent to be so nominated or elected to the Company Board.

         Shareholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires at least two-thirds of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed, subject to the fiduciary obligations of the Company Board under applicable law as advised by independent counsel, to include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. The Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

         The Merger Agreement provides that in the event that the Parent, the Purchaser or any other subsidiary of the Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the Parent, the Purchaser and the Company will, at the request of the Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 905 of the NYBCL.

         Options. Pursuant to the Merger Agreement, effective as of the Effective Time, the Parent and the Company shall cause (i) each outstanding option to purchase Shares granted under the Company's employee and director stock option plans (collectively, the "Option Plans"), whether or not then exercisable or vested, to become fully exercisable and vested, (ii) each option that is then outstanding to be cancelled, and (iii) the Company (or, at the Parent's option, the Purchaser) to pay to such holders of options an amount equal the product of
(a) the excess, if any, of the Offer Price over the exercise price of each such Option and (b) the number of Shares previously subject to the Option immediately prior to its cancellation.

         Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by the Parent, prior to the time the directors of the Purchaser constitute a majority of the Company Board, (i) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business; (ii) the Company will not, directly or indirectly, (a) sell, transfer or pledge or agree to sell, transfer or pledge any Shares or capital stock of any of its subsidiaries beneficially owned by it, either directly or indirectly; (b) amend its Certificate of Incorporation or Bylaws or similar organizational documents; or (c) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the subsidiaries of the Company; (iii) neither the Company nor any of its subsidiaries shall, (a) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for its regular quarterly cash dividend; (b) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date thereof upon exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of options outstanding on the date thereof; (c) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice including, without limitation, certain sales of precious metal inventories; (d) incur or modify any material indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice, provided that the Company may borrow money for use in the ordinary and usual course of business; or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption of the outstanding Rights pursuant to the Rights Agreement; (iv) neither the Company nor any of its subsidiaries shall modify, amend or terminate any of its material agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (v) neither the Company nor any of its subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Parent, except in the ordinary course of business and consistent with past practice; (vi) neither the Company nor any of its subsidiaries shall: (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, except in the ordinary course of business and consistent with past practice; (b) make any material loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company), other than in the ordinary course of business and consistent with past practice; or (c) enter into any material commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); (vii) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by GAAP; (viii) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (ix) neither the Company nor any of its subsidiaries will, except as required by law, enter into, adopt, create or amend in any material respect or terminate any benefit plans maintained or contributed to by the Company or any of its subsidiaries; (x) neither the Company nor any of its subsidiaries will make or agree to make any capital expenditure or capital expenditures other than capital expenditures in accordance with the Company's 1998 capital expenditure program or in the ordinary course of business consistent with past practice; (xi) neither the Company nor any of its subsidiaries will increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan, agreement, understanding or arrangement as in effect on the date of this Agreement to any such person; (xii) neither the Company nor any of its subsidiaries will cause a material change in investment policy or a material change in investment vehicles related to the assets in any pension plan, other than actions taken in the ordinary course of business or that are consistent with or required by its fiduciary duties; (xiii) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date); or (xiv) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing actions.

         No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates shall, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent, or any of its affiliates or representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of assets, sale of shares of capital stock or similar business combination transactions involving the Company or any principal operating or business unit of the Company (an "Acquisition Proposal"). The Merger Agreement provides that the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has submitted a bona fide written proposal on an unsolicited basis to the Company Board relating to such transaction which the Company Board determines represents a superior transaction to the Offer and the Merger and (ii) if, in the opinion of the Company Board, only after receipt of advice from independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties to the Company's shareholders under applicable law.

         Indemnification and Insurance. Pursuant to the Merger Agreement, for six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation (or any successor of the Surviving Corporation) to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the fullest extent permitted permitted under New York law or the Company's Certificate of Incorporation, Bylaws or indemnification agreements in effect at the date of the Merger Agreement. The Merger Agreement also provides that the Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers. The Parent has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, the Parent or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance, but in no event shall it be required to pay aggregate premiums for such insurance in excess of 200% of the aggregate premiums paid in 1997.

         Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things, its organization, standing and corporate power; capitalization; authorization; validity of agreement and
Company action relating to the Merger Agreement; consents and approvals; the accuracy of information in documents filed with the SEC; the absence of undisclosed liabilities; the absence of any material adverse changes in the Company since September 30, 1997; certain employment benefit plans and employment agreements maintained or entered into by the Company; the absence of material litigation; compliance with applicable laws; taxes; real property; environmental matters; the accuracy of information supplied in connection with this Offer to Purchase and the related filings with the SEC; the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); the quantities of the Company's precious metals inventories as of February 27, 1998; engagement and payment of fees of brokers, investment bankers, finders and financial advisors; and receipt of the Goldman Fairness Opinion.

         In the Merger Agreement, the Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, organization; authorization; capital structure; information in the
Schedule 14D-9 and Proxy Statement; compliance with laws; consents and approvals; brokers' fees; financing; share ownership; operations of Purchaser; HSR Act approval; and limitation of liability.

         Employee Arrangements. The Merger Agreement provides that the Parent and the Purchaser will continue the employment of all persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees"). The Company believes that the Merger Agreement provides that payments under the employee and severance agreements are required to be made at the consummation of the Offer, since the Merger Agreement provides that officers of the Purchaser will be officers of the Surviving Corporation. The Purchaser has advised the Company that it intends to appoint the officers of the Company to their respective positions simultaneously with the consummation of the Merger, and in its view no payment under the employment and severance agreements would be required at the Effective Time or at the time of the consummation of the Offer.

         The Parent and the Purchaser have also agreed that, effective as of the Effective Time and for a three-year period following the Effective Time, the Surviving Corporation and its subsidiaries and successors will provide the Retained Employees with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to such employees immediately prior to the date of the Merger Agreement. With respect to such benefits, service accrued by such employees with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Nothing in the foregoing shall be deemed to require the employment of any Retained Employee to be continued for any particular period of time after the Effective Time.

          Pursuant to the Merger Agreement, the Parent and the Purchaser have agreed to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date of the Merger Agreement, with respect to employees and former employees of the Company.

         Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company, (i) by mutual consent of the Board of Directors of the Parent or the Purchaser and the Company Board, (ii) by either the Board of Directors of the Parent or the Purchaser and the Company Board (a) if the Offer shall have expired without any Shares being purchased therein on or prior to July 1, 1998, provided that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Parent or the Purchaser to purchase the Shares on or before such date; or (b) if any Governmental Entity (as defined therein) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, (iii) by the Company Board
(a) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have (x) withdrawn (or modified or changed in a manner adverse to the Parent or the Purchaser) its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company by merger, consolidation or otherwise on terms determined by the Company Board to be superior to the stockholders of the Company than the acquisition of the Company contemplated by the Merger Agreement, and (y) determined, only after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (x) would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that prior to any such termination the Company shall have given the Parent at least two business days notice of the effectiveness of such termination, and simultaneously with the effectiveness of such termination, pay to the Parent the $8 million termination fee referred to below; or (b) if, prior to the purchase of Shares pursuant to the Offer, the Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; (c) if the Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without the Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided, that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is in material breach of the Merger Agreement; or (iv) by the Board of Directors of the Parent or the Purchaser if prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn or modified or changed in a manner adverse to the Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than the Parent, the Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing).

         In accordance with the Merger Agreement, if the Company Board terminates this Agreement pursuant to clause (iii)(a) of the immediately preceding paragraph or the Parent terminates this Agreement pursuant to clause
(iv) of the immediately preceding paragraph (provided that at the time of such termination by the Parent, the Parent and the Purchaser were not in material breach the Merger Agreement), the Company is obligated to concurrently pay to the Parent a termination fee of $8 million.

         Amendments and Waivers. The Merger Agreement may be amended by the parties by an instrument in writing signed on behalf of each party at any time before or after any vote of the shareholders of the Company. However, after any such approval, the Merger Agreement does not permit the parties to make any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders, including a reduction or change in the Merger Consideration.

         Appraisal Rights. Shareholders do not have statutory appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger will have certain rights to dissent and demand appraisal of their Shares under the NYBCL. Dissenting shareholders who comply with the requisite statutory procedures in accordance with Section 623 of the NYBCL will be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of shareholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the day of payment. Under the NYBCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the shareholders' right to receive payment for Shares and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. The value so determined could be more or less than the purchase price offered pursuant to the Offer or the Merger.

         Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to the shareholders other than the Purchaser, the Parent and their affiliates in the Merger or such alternative transaction, be filed with the SEC and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. If such registration were terminated, Rule 13e-3 would be inapplicable to any such transaction.

         The Purchaser reserves the right to purchase, following consummation, termination, or withdrawal of the Offer, additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Merger does not occur, the Purchaser will evaluate its other alternatives. These alternatives could include purchasing Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire Shares or Rights. Any additional purchases of Shares or Rights could be at a price greater or less than the price to be paid for Shares and Rights in the Offer and could be for cash or other consideration. Alternatively, the Purchaser and the Parent may sell or otherwise dispose of any or all Shares or Rights acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser and the Parent, which may vary from the price proposed to be paid for Shares and Rights in the Offer.

PLANS FOR THE COMPANY.

         The Purchaser and the Parent have no present intention to make any significant changes in the business strategies of the Company, and (except as described below) they have not identified any specific assets, corporate structure, or business strategy which warrants change. In the course of the Parent's due diligence review, significant attention was given to the overfunding in the Company's pension plans and its precious metals inventory. The Parent currently intends to continue to review the Company's pension plans to determine whether any of the pension plans of the Parent and the Company and their subsidiaries can be combined or administered in a manner that will reduce the net total annual pension funding costs of the combined companies. The Parent will seek to ensure that the Company's retired employees and its contractual commitments will be adequately protected and the Parent does not intend to curtail or modify the Company's pension plans as they relate to the groups of employees covered or the amounts of pension benefits provided to employees. The Parent also plans to further explore the possibility of realizing the monetary value of a substantial portion of the Company's precious metals inventory, which currently has a market value substantially in excess of the book value of such asset, however, the Parent has not determined at the present time the best way to realize the monetary value of the Company's precious metals inventory.

         If the Purchaser acquires control of the Company, the Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider at the same time what, if any, changes or sale of assets would be desirable in light of the circumstances which then exist.

         Except as noted in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its board of directors, management or personnel.

         13.      DIVIDENDS AND DISTRIBUTIONS.

         If, on or after the date of this Offer to Purchase,  the Company should
(i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

         If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares, other than regular quarterly dividends not to exceed $.06 per Share, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution, and
(ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

         14.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) the Minimum Condition has not been satisfied, (ii) the Rights under the Rights Agreement shall have become exercisable, or (iii) at any time on or after March 1, 1998 and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

         (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits, or imposes any material limitations on, the Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets,
(ii) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (iii) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of the Purchaser or the Parent to effectively exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, provided that the Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

         (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole;

         (c) the Merger Agreement shall have been terminated in accordance with its terms;

         (d) (i) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, other than any person or group existing on the date hereof which beneficially owns more than 20% of any class or series of capital stock of the Company or (ii) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;

         (e) the Company Board shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

         (f) there shall have occurred (i) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Merger Agreement, or (ii) the declaration and continuation of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States;

which in the reasonable judgment of the Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

         The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time in the reasonable discretion of the Parent or the Purchaser.

         A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

         15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

         General. Except as set forth below, based upon an examination of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

         State Takeover Statutes. The Company is incorporated under the laws of New York. In general, Section 912 of the NYBCL prohibits a New York corporation from engaging in a "Business Combination" (defined as any of a variety of transactions including mergers) with an "Interested Shareholder" (defined generally as a person owning shares entitled to cast at least 20% of the voting power of a corporation) for a period of five years following the date such person became an Interested Shareholder, unless, before such person became an Interested Shareholder, the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Shareholder. The Company has represented in the Merger Agreement that the Company Board has approved the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby and that such approval constitutes approval of the Company Board of the Merger and the other transactions contemplated by the Merger Agreement under Section 912 of the NYBCL

         If an assertion is made that the Parent or the Purchaser has not complied with the provisions of any state takeover statute, the Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

         Article 16 of the NYBCL requires the bidder for the shares of a New York corporation to file a registration statement with the attorney general and to satisfy certain disclosure requirements. The Parent and the Purchaser have filed such a registration statement and this Offer to Purchase sets forth all of the information required to be disclosed pursuant to Article 16 of the NYBCL.

         A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. Except for those provisions of the NYBCL set forth above, the Purchaser does not believe that any such takeover statutes are applicable to the Offer or the Merger and has not attempted to comply with any such state takeover statutes in connection therewith. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

         Antitrust. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC (the "FTC") and certain waiting period requirements have been satisfied.

         On December 16, 1997, the Parent filed a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division under the HSR Act with respect to the Initial Tender Offer. On Monday, January 5, 1998, the Parent was informed by the FTC that early termination of the waiting period under the HSR Act applicable to the purchase of the Shares pursuant to such offer had been granted. Such notice also applies to the Offer and the Merger.

         16.      FEES AND EXPENSES.

         The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         The Parent has engaged DLJ to act as its financial advisor and as the Dealer Manager. Pursuant to a letter agreement dated January 26, 1998, the Parent has agreed to pay DLJ for its services, including its services as Dealer Manager, (i) $1,000,000 upon the execution of such letter agreement, and (ii) $1,000,000 upon the consummation of the business combination, for its services as financial advisor to the Parent. The Parent has also agreed to reimburse DLJ for all reasonable expenses, including the reasonable fees and disbursements of legal counsel in an aggregate amount not to exceed $250,000, and to indemnify DLJ against liabilities and expenses in connection therewith, including liabilities under federal securities laws.

         Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         17.      MISCELLANEOUS.

         The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         The Parent and the Purchaser have filed with the SEC the Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the SEC).

                                                  HN ACQUISITION CORP.


March 6, 1998

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                    OFFICERS OF THE PARENT AND THE PURCHASER

         Directors and Executive Officers of the Parent. The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of certain directors, officers and employees of the Parent. Unless otherwise indicated, the principal business address of each executive officer of the Parent is 110 East 59th Street, New York, NY 10022 and each occupation set forth opposite an individual's name refers to employment with the Parent. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to March 5, 1993.
Each person listed below is a citizen of the United States.

                                             PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                        EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
-------------------------------        -----------------------------------------

Neil D. Arnold.................        Director.  Group Finance  Director  since
  Varity Corporation                   December   1996   and   Executive    Vice
  672 Delaware Avenue                  President,   Corporate  Development  from
  Buffalo, NY 14209                    April 1996 through December 1996 of Lucas
                                       Varity  plc,  Senior Vice  President  and
                                       Chief Financial Officer from July 1990 through April 1996 of Varity Corporation.
                                       Lucas Varity plc designs, manufactures and supplies advanced technology systems, products and services in the world's automotive, diesel engine and aerospace industries.

James H. Bischoff.............         Vice President - Commercial  since August
                                       1997.   Mr.   Bischoff   was   previously
                                       employed as Vice President- Sales and Marketing for Quanex Corporation since
                                       1993. Prior to 1993, Mr. Bischoff was employed by Bethlehem Steel Corporation for 32 years, most recently as District
                                       Sales Manager.

Paul W. Bucha...................       Director.  President,  Paul  W.  Bucha  &
  Paul W. Bucha and Company, Inc.      Company, Inc., an international marketing
  Foot of Chapel Avenue                consulting firm;  President,  BLHJ, Inc.,
  Jersey City, NJ 07305                an    international    consulting   firm;
                                       President,  Congressional  Medal of Honor
                                       Society of U.S. since September 1995.

Robert A. Davidow...............       Director.  Private  Investor;   Director,
  11601 Wilshire Boulevard             Arden Group, Inc.
  Suite 1940
  Los Angeles, CA 90025

William Goldsmith...............       Director.    Management   and   Marketing
  Fiber Fuel International, Inc.       Consultant;  Chairman and Chief Executive
  221 Executive Circle                 Officer of Overspin  Golf,  since January
  Suite II                             1994;  Chairman  of the  Board  and Chief
  Savannah, GA 31406                   Executive    Officer    of   Fiber   Fuel
                                       International, Inc., since 1994.

                                             PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                        EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
-------------------------------        -----------------------------------------

Ronald LaBow..................         Director.    Chairman   of   the   Board;
                                       President,  Stonehill  Investment  Corp.;
                                       Director of Regency Equities Corp., a real estate company.

Howard Mileaf.................         Vice  President,  Special  Counsel  since
                                       April 1993; Trustee/Director of Neuberger
                                       & Berman Equity Mutual Funds.

Paul J. Mooney................         Chief Financial  Officer;  Executive Vice
                                       President  - Finance of the  Company  and
                                       Wheeling-Pittsburgh   Steel   Corporation
                                       ("WPSC") since November 1997. Prior to joining the Company Mr. Mooney was a partner with Price Waterhouse LLP.

James E. Muldoon..............         Vice President - Purchasing since October
                                       1997. Mr. Muldoon was previously employed with U.S. Steel Group of USX Corporation for 34 years, most recently as General
                                       Manager of Purchasing.

Marvin L. Olshan.............          Director.   Secretary;   Partner,  Olshan
  Olshan Grundman Frome &              Grundman Frome & Rosenzweig LLP.
    Rosenzweig LLP
  505 Park Avenue
  New York, NY 10022


John R. Scheessele...........          Director,  President and Chief  Executive
                                       Officer;   President,   Chief   Executive
                                       Officer and Chairman of the Board of WPSC.

Garen Smith.................           Vice   President   since   October  1995;
                                       President  and Chief  Executive  Offer of
                                       Unimast Incorporated, a wholly- owned subsidiary of WHX.

                                             PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                        EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
-------------------------------        -----------------------------------------

Raymond S. Troubh..............        Director. Financial Consultant;  Director
  10 Rockefeller Plaza                 of ADT Limited,  a provider of electronic
  Suite 712                            security alarm  protection,  America West
  New York, NY 10021                   Airlines,  Inc.,  Applied  Power Inc.,  a
                                       manufacturer and distributor of hydraulic
                                       power equipment,  ARIAD  Pharmaceuticals,
                                       Inc.,  Becton,  Dickinson and Company,  a
                                       medical   instrumentation  and  equipment
                                       company, Diamond Offshore Drilling, Inc.,
                                       Foundation Health Systems,  Inc., General
                                       American   Investors   Company,    Olsten
                                       Corporation,  a temporary  help  company,
                                       Petrie  Stores   Corporation,   a  retail
                                       chain,   Time  Warner  Inc.   and  Triarc
                                       Companies, Inc.

         Directors and Officers of the Purchaser. Set forth below are the name and position with the Purchaser of each director of the Purchaser. The principal address of the Purchaser and the current business address of each individual listed below is 110 East 59th Street, New York, NY 10022. Each such person is a citizen of the United States. The present principal occupation or employment (in addition to the position with the Purchaser indicated below), and material occupations, positions, offices or employments for the past five years of Messrs. Tabin and Trangucci are set forth below. Information with respect to Mr. LaBow, who is also a Director and executive officer of the Parent, is set forth above in "Directors and Executive Officers of the Parent".

                                                PRESENT POSITION
                                   WITH THE PURCHASER AND PRINCIPAL OCCUPATION
                                  OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING
             NAME                              THE PAST FIVE YEARS
-----------------------------     ----------------------------------------------

Ronald LaBow.................     Director; President
Stewart E. Tabin.............     Director;   Vice-President;   and   Secretary;
                                  Assistant   Treasurer  of  the  Parent;   Vice
                                  President of Stonehill Investment Corp.
Neale X. Trangucci...........     Treasurer;  Assistant Treasurer of the Parent;
                                  Vice President of Stonehill Investment Corp.

                                   SCHEDULE II

                  TRANSACTIONS IN THE SECURITIES OF THE COMPANY

         The following table sets forth the transactions in Shares by the Parent, the Purchaser and their affiliates and includes all transactions that occurred during the past 60 days. Unless otherwise indicated, all such transactions took place on the NYSE.

  Shares of Common Stock         Purchase Price Per Share       Date of Purchase
-------------------------       --------------------------      ----------------

        25,000                          $17.50                  August 1, 1997

        12,000                          $18.69                  August 8, 1997

         3,000                          $19.00                  August 11, 1997

        11,400                          $19.00                  August 14, 1997

         3,000                          $19.00                  August 15, 1997

         1,500                          $19.00                  August 18, 1997

         6,400                          $19.50                  August 21, 1997

        16,300                          $19.25                  August 22, 1997

        30,000                          $19.68                  August 26, 1997

        10,000                          $19.25                  August 27, 1997

        30,400                          $19.98                  August 28, 1997

        40,100                          $20.63                  August 29, 1997

        25,400                          $20.42                 September 2, 1997

         8,500                          $20.60                 September 3, 1997

        41,200                          $20.85                 September 4, 1997

        11,400                          $20.99                 September 5, 1997

        31,800                          $21.10                 September 8, 1997

        25,100                          $23.98                  October 10, 1997

        21,900                          $24.03                  October 14, 1997

         8,000                          $24.31                  October 15, 1997

        23,800                          $25.04                  October 16, 1997

        21,200                          $25.71                  October 16, 1997

        32,800                          $26.36                  October 22, 1997

        45,800                          $26.86                  October 23, 1997

        15,400                          $27.19                  October 24, 1997

        29,500                          $25.60                  October 30, 1997

         5,100                          $24.25                  October 31, 1997

        10,000                          $25.00                  November 6, 1997

  Shares of Common Stock         Purchase Price Per Share      Date of Purchase
-------------------------       --------------------------     ----------------

        10,000                          $25.25                 November 13, 1997

        15,000                          $23.50                 November 21, 1997

         5,000                          $23.00                 November 24, 1997

        10,000                          $22.63                 November 28, 1997

       425,0521                         $30.00                 January 16, 1998

       338,403                          $35.13                 January 26, 1998

       300,000                          $35.13                 January 26, 1998


--------
1 Shares purchased pursuant to the Initial Tender Offer of Parent commenced on December 16, 1997.

         Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                        HARRIS TRUST COMPANY OF NEW YORK


               By Mail:                       By Hand/Overnight Deliver:
          Wall Street Station                       Receive Window
             P.O. Box 1023                        Wall Street Plaza
        New York, NY 10268-1023               88 Pine Street, 19th Floor
                                                  New York, NY 10005

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                                 (212) 701-7636

                         For Information (call collect):
                                 (212) 701-7624


         Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Telephone: (212) 750-5833
                                       or
                         CALL TOLL FREE: (888) 750-5834

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                      2121 Avenue of the Stars, Suite 3000
                          Los Angeles, California 90067
                            Telephone: (310) 282-6161
                                       or
                    CALL TOLL FREE (800) 237-5022, EXT. 6174